For Immediate Release

Builders FirstSource Reports Second Quarter 2026 Results

July 30, 2026 (Irving, TX) – Builders FirstSource, Inc. (NYSE: BLDR) today reported its results for the second quarter ended June 30, 2026.

Second Quarter 2026 Highlights

All Year-Over-Year Comparisons Unless Otherwise Noted:

•
Net sales were $3.9 billion, a decrease of 8.8%, primarily due to a lower housing starts environment and related headwinds. The decline reflects lower core organic net sales and commodity deflation, partially offset by growth from acquisitions.
•
Gross profit was $1.1 billion, a decrease of 16.3%. Gross profit margin percentage decreased 260 basis points to 28.1%, primarily driven by a lower housing starts environment and related headwinds.
•
Net income (loss) was $(3.9) million, or diluted EPS of $(0.04) compared to diluted EPS of $1.66 in the prior-year period. Net income (loss) as a percent of net sales decreased by 450 basis points to (0.1)%.
•
Adjusted EBITDA decreased 34.9% to $329.3 million, primarily driven by lower gross profit.
•
Adjusted EBITDA margin declined by 350 basis points to 8.5%, attributable to lower gross margin and reduced operating leverage.
•
Cash provided by operating activities was $68.0 million, a decrease of $273.0 million compared to the prior-year period. The Company's free cash flow was $32.2 million, a decrease of 87.4%, compared to $255.0 million in the prior-year period. The decrease was primarily driven by lower net income, partially offset by lower capital expenditures.

“Despite the ongoing housing market headwinds, our second quarter results were in line with our expectations and reflect the strength of our differentiated platform and the adaptability of our operating model. We remain focused on the factors within our control, including managing the business with discipline, and leveraging both our technology capabilities and our value-added solutions. This approach continues to strengthen our position as a trusted, full-service partner to homebuilders,” commented Peter Jackson, CEO of Builders FirstSource.

Mr. Jackson continued, “While housing market conditions remain weak, we are continuing to invest in innovation and capabilities that enhance the customer experience, improve efficiency across the value chain, and reinforce our competitive advantage. Our business model is built to perform through the cycle, and we remain confident in our ability to outgrow the market over time and create sustainable, long-term value for our shareholders.”

Pete Beckmann, CFO of Builders FirstSource, added, “Our second quarter results demonstrate continued discipline through managing costs, working capital, and capital deployment. Given persistent housing affordability challenges and softer demand trends, our updated full-year outlook reflects current market conditions and a more cautious view of the second half. Importantly, our strong balance sheet, healthy free cash flow generation, and approach to capital allocation provide the flexibility to invest in high-return opportunities while navigating near-term uncertainty.”

Second Quarter 2026 Financial Performance Highlights

All Year-Over-Year Comparisons Unless Otherwise Noted:

Net Sales

•
Net sales were $3.9 billion, a decrease of 8.8%, primarily due to a lower housing starts environment and related headwinds. The decrease reflects a 7.0% decline in core organic net sales, as well as commodity deflation of 2.7%, partially offset by growth from acquisitions of 0.9%.
•
Core organic net sales declined 7.0%. Single Family declined 8.1%, Multi-Family declined 9.7%, and Repair and Remodel (“R&R”)/Other declined 1.8%. On a weighted basis, Single Family lowered net sales by 5.6%, Multi-Family by 1.0%, and R&R/Other by 0.4%.

Gross Profit

•
Gross profit was $1.1 billion, a decrease of 16.3%. Gross profit margin percentage decreased 260 basis points to 28.1%, primarily driven by a lower housing starts environment and related headwinds.

Selling, General and Administrative Expenses

•
SG&A was $958.3 million, a decrease of $29.5 million, or 3.0%, primarily driven by lower variable compensation as a result of decreased net sales and lower wages as a result of cost saving actions, partially offset by higher expenses associated with our ERP implementation and higher fuel expenses. As a percentage of net sales, total SG&A increased by 150 basis points to 24.8%, primarily attributable to reduced operating leverage.

Net Interest Expense

•
Net interest expense increased $4.1 million to $76.1 million, primarily due to additional interest expense from purchase options exercised related to other finance obligations.

Income Tax Expense

•
Income tax was $56.3 million, compared to $54.3 million in the prior-year period. The increase in income tax expense was primarily driven by an Internal Revenue Service research and development (R&D) settlement agreement concerning prior tax years, partially offset by a decrease in income before income taxes.

Net Income (Loss)

•
Net income (loss) was $(3.9) million, or $(0.04) earnings per diluted share, compared to net income of $185.0 million, or $1.66 earnings per diluted share, in the prior-year period. The decrease in net income was primarily driven by lower gross profit and higher net interest expense, partially offset by lower SG&A.
•
Net income (loss) as a percentage of net sales was (0.1)%, a decrease of 450 basis points from the prior-year period, primarily due to lower gross profit margin and higher net interest expense, partially offset by lower SG&A.

Adjusted Net Income

•
Adjusted net income was $126.1 million, a decrease of 52.3%, primarily driven by lower gross profit and higher net interest expense, partially offset by lower SG&A and lower income tax expense after excluding the Internal Revenue Service R&D settlement agreement.

Adjusted Earnings Per Diluted Share

•
Adjusted earnings per diluted share was $1.17, compared to $2.38 in the prior-year period. The 50.8% decrease was primarily driven by lower adjusted net income, partially offset by share repurchases.

Adjusted EBITDA

•
Adjusted EBITDA decreased 34.9% to $329.3 million, primarily driven by lower gross profit.
•
Adjusted EBITDA margin declined by 350 basis points from the prior-year period to 8.5%, primarily due to lower gross profit margin and reduced operating leverage.

Capital Structure, Leverage, and Liquidity Information

•
For the three months ended June 30, 2026, cash provided by operating activities was $68.0 million, and cash used in investing activities was $49.3 million. The Company's free cash flow was $32.2 million, compared to $255.0 million in the prior-year period, largely the result of lower net income, partially offset by lower capital expenditures.
•
Liquidity as of June 30, 2026, was approximately $1.6 billion, consisting of $1.5 billion in net borrowing availability under the revolving credit facility and $0.1 billion of cash on hand.
•
As of June 30, 2026, LTM Adjusted EBITDA was $1.3 billion and net debt was $4.6 billion, resulting in a net debt to LTM Adjusted EBITDA ratio of 3.6x, compared to 2.3x in the prior-year period.
•
The Company has $500 million remaining under its share repurchase authorization.
•
Since the inception of its buyback program in August 2021, the Company has repurchased 102.6 million shares of its common stock, or 49.7% of its total shares outstanding, at an average price of $81.26 per share for a total cost of $8.3 billion, inclusive of applicable fees and taxes.

Productivity Savings From Operational Excellence

•
For the second quarter, the Company delivered approximately $28 million in productivity savings related to operational excellence and supply chain initiatives.
•
Year to date, the Company has delivered approximately $34 million in productivity savings.
•
The Company expects to deliver $50 million to $70 million in productivity savings in 2026.

2026 Full Year Total Company Outlook

For 2026, the Company expects to achieve the financial performance highlighted below. Projected Net Sales and Adjusted EBITDA include the expected impact of price, commodities, and margins. We are not providing a quantitative reconciliation of our forward-looking guidance of adjusted EBITDA, adjusted EBITDA margin, adjusted effective tax rate, or free cash flow because we are unable to predict with reasonable certainty all the components required to provide such reconciliation without unreasonable efforts, which are uncertain and could have a material impact on GAAP reported results for the guidance period. See “Non-GAAP Financial Measures” for additional information.

•
Net Sales to be in a range of $14.0 billion to $14.8 billion.
•
Gross Profit margin to be in a range of 27.5% to 28.5%.
•
Adjusted EBITDA to be in a range of $1.0 billion to $1.2 billion.
•
Adjusted EBITDA margin to be in a range of 7.1% to 8.1%.
•
Free cash flow of approximately $0.4 billion to $0.5 billion, assuming average commodity prices in the range of $390 to $410 per thousand board foot (mbf).

2026 Full Year Assumptions

The Company’s anticipated 2026 performance is based on several assumptions for the full year, including the following:

•
Within the Company’s geographies, Single Family starts are projected to be down mid- to high-single digits, Multi-Family starts are projected to be down mid-single digits, and Repair & Remodel activity is projected to be down 1%.
•
Acquisitions completed within the last twelve months are projected to add net sales growth of approximately 1%.
•
Total capital expenditures in the range of $175 million to $225 million.
•
Interest expense in the range of $280 million to $290 million.
•
An adjusted effective tax rate of 22% to 24%.
•
Depreciation and amortization expenses in the range of $580 million to $610 million.
•
No change in selling days versus 2025.

Conference Call

Builders FirstSource will host a conference call and webcast on Thursday, July 30, 2026, to discuss the Company’s financial results and other business matters. The teleconference will begin at 8:00 a.m. Central Time and will be hosted by Peter Jackson, Chief Executive Officer, and Pete Beckmann, Chief Financial Officer.

The live webcast, archived replay, and the accompanying presentation can be accessed on the Company's investor relations website at investors.bldr.com under the Events and Presentations section. The online archive of the webcast will be available for approximately 90 days.

To participate in the teleconference, please dial into the call a few minutes before the start time at 833-316-2483 (U.S. and Canada) or 785-838-9284 (international), Conference ID: BLDRQ226.

Upcoming Events

Management will participate in investor meetings at the Deutsche Bank Industrials Summit in Chicago on August 12, 2026, the Raymond James Industrial Showcase (virtually) on August 12, 2026, the Jefferies Industrial Conference in New York City on September 9, 2026, and the Zelman Housing Summit in Boston on September 17, 2026.

About Builders FirstSource

Builders FirstSource (NYSE: BLDR), headquartered in Irving, Texas, is the nation's leading provider of building materials for professional builders in new residential construction and repair and remodeling. We deliver integrated homebuilding solutions by manufacturing, supplying, and installing a full range of structural and related building products. With approximately 565 locations across 43 states, we serve 48 of the top 50 and 91 of the top 100 Core Based Statistical Areas (CBSAs), ensuring broad geographic coverage and enhancing our ability to partner with our customers. Our leading network of strategically located manufacturing facilities produces factory-built roof and floor trusses, wall panels, vinyl windows, custom millwork and trim, manufactured and semi-custom modular homes, as well as engineered wood that we design and cut specifically for each home. We also assemble interior and exterior doors into pre-hung units for easy installation. Additionally, we distribute a wide range of building products, including lumber, sheet goods, windows, doors, millwork, and specialty items. Our services, which vary by market, include professional installation, turnkey framing, and shell construction. Supported by the latest construction innovations and digital solutions, we help drive greater efficiency across homebuilding. Learn more at www.bldr.com

Forward-Looking Statements

Statements in this news release and the schedules hereto that are not purely historical facts or that necessarily depend upon future events, including statements about expected market share gains, forecasted financial performance, industry and business outlook or other statements about anticipations, beliefs, expectations, hopes, synergies, intentions or strategies for the future, may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on forward-looking statements. In addition, oral statements made by the Company’s directors, officers and employees to the investor and analyst communities, media representatives and others, depending upon their nature, may also constitute forward-looking statements. As with the forward-looking statements included in this release, these forward-looking statements are by nature inherently uncertain, and actual results or events may differ materially as a result of many factors. All forward-looking statements are based upon information available to Builders FirstSource on the date this release was submitted. Builders FirstSource undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Forward-looking statements involve risks and uncertainties, many of which are beyond the Company’s control or may be currently unknown to the Company, that could cause actual events or results to differ materially from the events or results described in the forward-looking statements; such risks or uncertainties include those related to the Company’s growth strategies, including acquisitions, organic growth and digital and technology strategies, including the Company’s ability to drive growth by incorporating artificial intelligence and machine learning solutions into its platform, or the dependence of the Company’s revenues and operating results on, among other things, the homebuilding industry and, to a lesser extent, repair and remodel activity, which in each case is dependent on economic conditions, including inflation, interest rates, home size and affordability, consumer confidence, labor and supply shortages, tariffs and duties, and also lumber and other commodity prices. The Company may not succeed in addressing these and other risks. Further information regarding factors that could affect our financial and other results can be found in the risk factors section of Builders FirstSource’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) and may also be described from time to time in the other reports Builders FirstSource files with the SEC. Consequently, all forward-looking statements in this release are qualified by the factors, risks and uncertainties contained therein.

Non-GAAP Financial Measures

The financial measures entitled Adjusted EBITDA, LTM Adjusted EBITDA, Adjusted EBITDA margin, Adjusted net income, Adjusted net income as a percent of net sales, basic Adjusted net income per share, diluted Adjusted net income per share, Adjusted SG&A, Adjusted SG&A as a percent of net sales,

Adjusted effective tax rate, and Free cash flow are not financial measures recognized under GAAP and are therefore non-GAAP financial measures. The Company believes that these non-GAAP financial measures provide useful information to management and investors regarding certain financial and business trends relating to the Company’s financial condition and operating results.

Adjusted EBITDA is defined as GAAP net income before depreciation and amortization expense, net interest expense, income tax expense and other non-cash or special items including stock compensation expense, acquisition and related expense, technology implementation expense, debt issuance and refinancing costs, severance and gain on sale of assets and other one-time costs partially offset by the tax effect of those adjustments to net income. LTM Adjusted EBITDA is defined as Adjusted EBITDA for the last twelve consecutive months. Adjusted EBITDA margin is defined as Adjusted EBITDA divided by net sales. Adjusted net income is defined as GAAP net income before non-cash or special items including acquisition and related expense, technology implementation expense, debt issuance and refinancing cost and amortization expense partially offset by the tax effect of those adjustments to net income. Adjusted net income as a percent of net sales is defined as Adjusted net income divided by net sales. Basic Adjusted net income per share is defined as Adjusted net income divided by weighted average basic common shares outstanding while diluted Adjusted net income per share is defined as Adjusted net income divided by weighted average diluted common shares outstanding. Adjusted income tax expense is defined as GAAP income tax expense before non-cash or special items including IRS settlement agreements. Adjusted effective tax rate is defined as GAAP income tax expense before non-cash or special items including IRS settlement agreements divided by GAAP income before income taxes. Adjusted SG&A is defined as GAAP SG&A expense before non-cash or special items including depreciation expense, amortization expense, stock compensation expense, acquisition and related expense, and technology implementation expense. Adjusted SG&A as a percent of sales is defined as Adjusted SG&A divided by net sales. Free cash flow is defined as GAAP net cash from operating activities less capital expenditures, net of proceeds from the sale of property, plant and equipment.

Company management uses Adjusted EBITDA, Adjusted EBITDA margin, Adjusted net income, Adjusted net income as a percent of net sales, basic Adjusted net income per share and diluted Adjusted net income per share as supplemental measures in its evaluation of the Company’s business, including for trend analysis, purposes of determining management incentive compensation and budgeting and planning purposes. Company management believes that these measures provide a meaningful measure of the Company’s performance and a better baseline for comparing financial performance across periods because these measures eliminate the effects of period to period changes, in the case of Adjusted EBITDA and Adjusted EBITDA margin, in taxes, costs associated with capital investments, net interest expense, stock compensation expense, and other non-cash and non-recurring items and, in the case of Adjusted net income, Adjusted net income as a percent of sales, and Adjusted net income per diluted share, in certain non-recurring items. Company management also uses free cash flow as a supplemental measure in its evaluation of the Company’s business, including for purposes of its internal liquidity assessments. Company management believes that free cash flow provides a meaningful evaluation of the Company’s liquidity.

The Company believes that these non-GAAP financial measures provide additional tools for investors to use in evaluating ongoing operating results, cash flows and trends and in comparing the Company’s financial measures with other companies in the Company’s industry, which may present similar non-GAAP financial measures to investors. However, the Company’s calculations of these financial measures are not necessarily comparable to similarly titled measures reported by other companies. Company management does not consider these financial measures in isolation or as alternatives to financial measures determined in accordance with GAAP. Furthermore, items that are excluded and other adjustments and assumptions that are made in calculating these non-GAAP financial measures are significant components in understanding and assessing the Company’s financial performance. These non-GAAP financial measures should be evaluated in conjunction with, and are not a substitute for, the

Company’s GAAP financial measures. Further, because these non-GAAP financial measures are not determined in accordance with GAAP and are thus susceptible to varying calculations, the non-GAAP financial measures, as presented, may not be comparable to other similarly titled measures of other companies. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures are included in the tables below.

The Company’s Adjusted EBITDA outlook, free cash flow and full-year forecast for its effective tax rate on operations exclude the impact of certain income and expense items that management believes are not part of underlying operations. These items may include, but are not limited to, loss on early extinguishment of debt, restructuring charges, certain tax items, and charges associated with non-recurring costs such as professional and legal fees associated with our acquisitions and enterprise resource planning (ERP) program. The Company’s management cannot estimate on a forward-looking basis without unreasonable effort the impact these income and expense items will have on its reported net income, operating cash flow and its reported effective tax rate because these items, which could be significant, are difficult to predict and may be highly variable. As a result, the Company does not provide a reconciliation to the most comparable GAAP financial measure for its Adjusted EBITDA or free cash flow outlook or its effective tax rate on operations forecast. Please see the Forward-Looking Statements section of this release for a discussion of certain risks relevant to the Company’s outlook.

# # #

Contact:

Heather Kos

SVP, Investor Relations

Builders FirstSource, Inc.

investorrelations@bldr.com

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands, except per share amounts)	2026	2025	2026	2025
Net sales	$3,862,548	$4,234,064	$7,149,625	$7,891,560
Cost of sales	2,775,761	2,935,023	5,133,872	5,477,278
Gross margin	1,086,787	1,299,041	2,015,753	2,414,282
Selling, general and administrative expenses	958,280	987,754	1,870,730	1,918,554
Income from operations	128,507	311,287	145,023	495,728
Interest expense, net	76,104	71,988	150,496	136,880
Income (loss) before income taxes	52,403	239,299	(5,473)	358,848
Income tax expense	56,303	54,268	45,841	77,513
Net income (loss)	$(3,900)	$185,031	$(51,314)	$281,335

Net income (loss) per share:
Basic	$(0.04)	$1.67	$(0.47)	$2.51
Diluted	$(0.04)	$1.66	$(0.47)	$2.50
Weighted average common shares:
Basic	107,564	110,922	108,710	112,291
Diluted	107,564	111,196	108,710	112,759

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2026	2025	2026	2025
Cash flows from operating activities:
Net income (loss)	$(3,900)	$185,031	$(51,314)	$281,335
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	150,004	147,524	298,364	292,555
Deferred income taxes	8,667	(21,729)	59,721	(32,367)
Stock-based compensation expense	7,210	16,160	20,838	30,398
Other non-cash adjustments	1,989	1,063	3,908	(5,711)
Changes in assets and liabilities, net of assets acquired and liabilities assumed:
Receivables	(78,372)	(64,537)	(236,140)	(33,938)
Inventories, net	(82,411)	52,034	(170,793)	(30,469)
Contract assets	3,607	(2,057)	(13,993)	(12,908)
Other current assets	(3,329)	1,576	(5,470)	(13,437)
Other assets and liabilities	7,664	(4,982)	8,214	(21,195)
Accounts payable	106,929	(16,271)	318,199	126,620
Accrued liabilities	(45,004)	50,762	(82,748)	(115,532)
Contract liabilities	(5,028)	(3,534)	6,694	8,017
Net cash provided by operating activities	68,026	341,040	155,480	473,368
Cash flows from investing activities:				—
Cash used for acquisitions, net of cash acquired	(13,500)	(60,731)	(25,907)	(885,526)
Purchases of property, plant and equipment	(38,047)	(88,739)	(84,792)	(188,713)
Proceeds from sale of property, plant and equipment	2,291	2,719	4,260	15,432
Cash used for equity investments	—	(666)	(664)	(666)
Net cash used in investing activities	(49,256)	(147,417)	(107,103)	(1,059,473)
Cash flows from financing activities:				—
Borrowings under revolving credit facility	359,000	2,681,000	599,000	3,823,000
Repayments under revolving credit facility	(394,000)	(3,223,000)	(434,000)	(3,590,000)
Proceeds from long-term debt and other loans	—	750,000	—	750,000
Repayments of long-term debt and other loans	(7,507)	(696)	(8,186)	(1,450)
Payments of loan costs	—	(19,465)	—	(19,465)
Payments of acquisition-related deferred and contingent consideration	(3,147)	(1,800)	(4,047)	(2,122)
Tax withholdings on and exercises of equity awards	(2,355)	(6,403)	(13,727)	(26,505)
Repurchase of common stock	(3,452)	(401,610)	(303,519)	(413,957)
Net cash provided by (used in) financing activities	(51,461)	(221,974)	(164,479)	519,501
Net change in cash and cash equivalents	(32,691)	(28,351)	(116,102)	(66,604)
Cash and cash equivalents at beginning of period	98,342	115,371	181,753	153,624
Cash and cash equivalents at end of period	$65,651	$87,020	$65,651	$87,020

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEET

(unaudited)

(in thousands, except par value amounts)	June 30, 2026	December 31, 2025
ASSETS
Current assets:
Cash and cash equivalents	$65,651	$181,753
Accounts receivable, less allowances of $40,910 and $42,511, respectively	1,296,685	1,061,011
Other receivables	330,256	330,013
Inventories, net	1,271,813	1,094,684
Contract assets	147,004	133,011
Other current assets	132,509	126,811
Total current assets	3,243,918	2,927,283
Property, plant and equipment, net	2,113,241	2,204,184
Operating lease right-of-use assets, net	607,235	622,188
Goodwill	4,149,994	4,137,377
Intangible assets, net	1,048,495	1,183,793
Deferred income taxes	23,546	23,000
Other assets, net	137,380	139,705
Total assets	$11,323,809	$11,237,530
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,032,213	$714,710
Accrued liabilities	480,863	566,325
Contract liabilities	175,514	168,440
Current portion of operating lease liabilities	112,892	111,132
Current maturities of long-term debt	11,923	14,334
Total current liabilities	1,813,405	1,574,941
Noncurrent portion of operating lease liabilities	534,008	547,772
Long-term debt, net of current maturities, discounts and issuance costs	4,579,391	4,427,033
Deferred income taxes	238,241	177,975
Other long-term liabilities	153,589	157,558
Total liabilities	7,318,634	6,885,279
Commitments and contingencies (Note 11)
Stockholders’ equity:
Preferred stock, $0.01 par value, 10,000 shares authorized; zero shares issued and outstanding	—	—
Common stock, $0.01 par value, 300,000 shares authorized; 107,594 and 110,585 shares issued and outstanding, respectively	1,076	1,106
Additional paid-in capital	4,007,999	4,197,279
Retained earnings (accumulated deficit)	(3,900)	153,866
Total stockholders’ equity	4,005,175	4,352,251
Total liabilities and stockholders’ equity	$11,323,809	$11,237,530

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Reconciliation of GAAP Net Income to Adjusted Net Income

(unaudited)

	Three Months Ended		Six Months Ended		Twelve Months Ended
	June 30,		June 30,		June 30,
(in millions, except per share amounts)	2026	2025	2026	2025	2026
Reconciliation to Adjusted Net Income:
GAAP net income (loss)	$(3.9)	$185.0	$(51.3)	$281.3	$102.6
Acquisition and related expense	0.2	1.4	1.6	4.8	4.2
Technology implementation expense	41.0	28.8	68.5	52.9	151.4
Debt issuance and refinancing cost	—	0.2	—	0.2	—
Amortization expense	72.1	73.9	144.9	147.2	295.0
Tax-effect of adjustments to net income (loss)	(27.2)	(25.0)	(51.6)	(49.2)	(108.1)
Discrete federal research and development credits, including non-cash settlement agreement (1)	43.9	—	43.9	—	43.9
Adjusted net income	$126.1	$264.3	$156.0	$437.2	$489.0
Adjusted net income as a % of sales	3.3%	6.2%	2.2%	5.5%	3.4%

GAAP common shares outstanding	107.6	110.9	108.7	112.3
GAAP diluted common shares outstanding	107.6	111.2	108.7	112.8

Basic adjusted net income per share:	$1.17	$2.38	$1.44	$3.89
Diluted adjusted net income per share:	$1.17	$2.38	$1.44	$3.88

(1) Not included in tax-effect of adjustments to net income (loss).

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES Reconciliation of GAAP Effective Income Tax Rate to Non-GAAP Adjusted Effective Income Tax Rate (unaudited)

	Three Months Ended		Six Months Ended
(in millions)	June 30,		June 30,
Reconciliation to Adjusted Income Tax Expense:	2026	2025	2026	2025
GAAP income (loss) before income taxes	$52.4	$239.3	$(5.5)	$358.8

GAAP income tax expense	56.3	54.3	45.8	77.5
Discrete federal research and development credits, including non-cash settlement agreement	(43.9)	—	(43.9)	—
Adjusted Income Tax Expense	$12.4	$54.3	$1.9	$77.5

GAAP effective tax rate	107.4%	22.7%	(837.6)%	21.6%
Adjusted effective tax rate	23.7%	22.7%	(34.5)%	21.6%

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Reconciliation of GAAP Net Income to Adjusted EBITDA

(unaudited)

	Three Months Ended		Six Months Ended		Twelve Months Ended
	June 30,		June 30,		June 30,
(in millions)	2026	2025	2026	2025	2026
Reconciliation to Adjusted EBITDA:
GAAP net income (loss)	$(3.9)	$185.0	$(51.3)	$281.3	$102.6
Interest expense, net	76.1	71.8	150.5	136.7	287.6
Income tax expense	83.5	79.3	97.4	126.7	153.5
Depreciation expense	77.9	73.6	153.4	145.3	302.3
Amortization expense	72.1	73.9	144.9	147.2	295.0
Stock compensation expense	7.2	16.2	20.8	30.4	43.9
Acquisition and related expense	0.2	1.4	1.6	4.8	4.2
Technology implementation expense	41.0	28.8	68.5	52.9	151.4
Debt issuance and refinancing cost	—	0.2	—	0.2	—
Tax-effect of adjustments to net income (loss)	(27.2)	(25.0)	(51.6)	(49.2)	(108.1)
Other management-identified adjustments (1)	2.4	0.9	8.9	(1.0)	19.3
Adjusted EBITDA	$329.3	$506.1	$543.1	$875.3	$1,251.7
Adjusted EBITDA margin	8.5%	12.0%	7.6%	11.1%	8.7%

(1) Primarily relates to severance, net gain/loss on sale of assets, and other one-time costs.

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Reconciliation of GAAP Selling, General & Administrative Expenses to Adjusted Selling, General & Administrative Expenses

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in millions)	2026	2025	2026	2025
Reconciliation to Adjusted SG&A Expense:
GAAP SG&A expense	$958.3	$987.8	$1,870.7	$1,918.6
Depreciation expense	(56.9)	(50.8)	(110.6)	(100.3)
Amortization expense	(69.4)	(71.3)	(139.6)	(141.9)
Stock compensation expense	(7.2)	(16.2)	(20.8)	(30.4)
Acquisition and related expense	(0.2)	(1.4)	(1.6)	(4.8)
Technology implementation expense	(41.0)	(28.8)	(68.5)	(52.9)
Other management-identified adjustments (1)	(2.4)	(0.9)	(8.9)	1.0
Adjusted SG&A expense	$781.2	$818.4	$1,520.7	$1,589.3

GAAP SG&A expense as a % of sales	24.8%	23.3%	26.2%	24.3%
Adjusted SG&A expense as a % of sales	20.2%	19.3%	21.3%	20.1%

(1) Primarily relates to severance, net gain/loss on sale of assets, and other one-time costs.

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Interest Reconciliation

(unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2026		June 30, 2026
(in millions)	Interest Expense	Net Debt Outstanding	Interest Expense	Net Debt Outstanding
Revolving credit facility @ 4.70% weighted average interest rate	$3.2	$165.0	$5.1	$165.0
2032 Unsecured notes @ 4.25%	13.8	1,300.0	27.6	1,300.0
2034 Unsecured notes @ 6.375%	15.9	1,000.0	31.9	1,000.0
2035 Unsecured notes @ 6.75%	12.7	750.0	25.3	750.0
2032 Unsecured notes @ 6.375%	11.2	700.0	22.3	700.0
2030 Unsecured notes @ 5.00%	6.9	550.0	13.8	550.0
Amortization of debt issuance costs, discount and premium	2.0	—	3.9	—
Finance leases and other finance obligations	10.6	167.4	21.4	167.4
Cash	—	(65.7)	—	(65.7)
Total (1)	$76.3	$4,566.7	$151.3	$4,566.7

(1) Total interest expense does not include interest income of approximately $0.2 million and $0.8 million received during the three month and six month periods, respectively.

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Free Cash Flow

(unaudited)

	Three Months Ended	Six Months Ended
(in millions)	June 30, 2026	June 30, 2026
Free Cash Flow
Operating activities	$68.0	$155.5
Less: Capital expenditures, net of proceeds	(35.8)	(80.5)
Free cash flow	$32.2	$75.0

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Sales by Product Category

(unaudited)

	Three Months Ended June 30,
	2026		2025
(in millions)	Net Sales	% of Net Sales	Net Sales	% of Net Sales	% Change
Manufactured products	$831.6	21.5%	$959.3	22.7%	(13.3)%
Windows, doors & millwork	954.6	24.7%	1,050.7	24.8%	(9.1)%
Value-added products	1,786.2	46.2%	2,010.0	47.5%	(11.1)%

Specialty building products & services	1,036.9	26.9%	1,092.5	25.8%	(5.1)%
Lumber & lumber sheet goods	1,039.4	26.9%	1,131.6	26.7%	(8.1)%
Total net sales	$3,862.5	100.0%	$4,234.1	100.0%	(8.8)%

	Six Months Ended June 30,
	2026		2025
(in millions)	Net Sales	% of Net Sales	Net Sales	% of Net Sales	% Change
Manufactured products	$1,566.2	21.9%	$1,813.2	23.0%	(13.6)%
Windows, doors & millwork	1,808.6	25.3%	1,994.8	25.3%	(9.3)%
Value-added products	3,374.8	47.2%	3,808.0	48.3%	(11.4)%

Specialty building products & services	1,890.2	26.4%	1,981.1	25.1%	(4.6)%
Lumber & lumber sheet goods	1,884.6	26.4%	2,102.5	26.6%	(10.4)%
Total net sales	$7,149.6	100.0%	$7,891.6	100.0%	(9.4)%